Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G (including additional amendments thereto) with respect to the common stock of Duo World, Inc. This Joint Filing Agreement shall be filed as an exhibit to such Schedule13G.

April 17, 2017

/s/ Dr. Ganga Kosala Bandara Heengama
Dr. Ganga Kosala Bandara Heengama

/s/ Gregory Scott Newsome
Gregory Scott Newsome